BNY MELLON INVESTMENT FUNDS II, INC.

ARTICLES OF AMENDMENT

BNY Mellon Investment Funds II, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended by adding the following sentence to Article EIGHTH as subsection (6):

(6) If any stockholder of the Corporation is removed, opts out, or no longer participates in the "wrap fee" program, separately managed account program or other similar program that is required for such stockholder to be considered an eligible investor in a series as set forth in the Registration Statement, for any reason whatsoever, the Corporation is authorized to redeem such stockholder's shares of Common Stock at net asset value in the manner set forth in the Registration Statement.

SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors and is limited to changes expressly permitted by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD:         These Articles of Amendment to the charter of the Corporation shall become effective upon acceptance.

IN WITNESS WHEREOF, BNY Mellon Investment Funds II, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of such officer’s knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties for perjury.

BNY Mellon Investment Funds II, Inc.

By:	/s/ Jeff Prusnofsky
Jeff Prusnofsky Vice President

ATTEST:

/s/ Sarah Kelleher

Sarah Kelleher

Secretary